Exhibit 5.1

K&L Gates LLP
One New Change
London EC4M 9AF
T +44 (0)20 7648 9000
F +44 (0)20 7648 9001 www.klgates.com

Amarin Corporation Plc	Our ref 6002745.00113
One New Change
London
EC4M 9AF
16 March 2012

Dear Sirs

AMARIN CORPORATION PLC (THE “COMPANY”)

1.	BACKGROUND

This opinion is being delivered to you in connection with a filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 as amended (the “US Securities Act”) on or about 16 March 2012.

We understand from the Company that it has entered into the following agreements in respect of ordinary shares of £0.50 each in the capital of the Company (“Ordinary Shares”):

(a)	award agreement between the Company and Joseph Kennedy dated 16 December 2011 pursuant to which the Company granted Joseph Kennedy the right to subscribe for 600,000 Ordinary Shares (the “JK Shares”) at an exercise price of US$6.35 per Ordinary Share (the “JK Award Agreement”); and

(b)	award agreement between the Company and Steven Ketchum dated 1 March 2012 pursuant to which the Company granted Steven Ketchum the right to subscribe for 600,000 Ordinary Shares (the “SK Shares”) at an exercise price of US$8.77 per Ordinary Share (the “SK Award Agreement”),

(the JK Shares and SK Shares, together, the “Shares” and the JK Award Agreement and the SK Award Agreement, together, the “Award Agreements”).

This opinion relates, and is limited, to the Shares which may be issued pursuant to the Award Agreements as at the date of this opinion (subject to adjustment as provided in the Award Agreements).

K&L Gates LLP is a limited liability partnership registered in England and Wales under number OC309508 and is regulated by the Solicitors Regulation Authority. Any reference to a partner in relation to K&L Gates LLP is a reference to a member of that LLP. A list of the names of the members and their professional qualifications may be inspected at our registered office: One New Change, London, EC4M 9AF, England. A reference to any office other than our London and Paris offices is a reference to an office of an associated firm.

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2.	DOCUMENTS

For the purposes of this opinion, we have examined only the following:

2.1	a certificate (the “Secretary’s Certificate”) from the Company Secretary of the Company (the “Secretary”) dated 16 March 2012 confirming, inter alia, (i) that the copy of the Articles (referred to in paragraph 2.2 below) attached to the Secretary’s Certificate is correct and up-to-date; (ii) that the shareholders meeting referred to in paragraph 2.3 below was duly convened and held and that the resolutions set out in the print of the resolutions filed at Companies House and attached to the Secretary’s Certificate (the “Shareholder Resolutions”) were duly passed at that meeting; (iii) that each board meeting referred to in paragraph 2.5 below was duly convened and held and that the resolutions set out in the extracts of the minutes of those meetings attached to the Secretary’s Certificate (the “Board Resolutions”) were duly passed; (iv) that the Company no longer has an authorised but unissued share capital, and that there are no other limits under the constitution of the Company on the powers of the directors to allot shares or to grant rights to acquire shares; (v) the nominal amount of shares which the directors are authorised to allot or grant rights to acquire under section 551 of the UK Companies Act 2006 (the “2006 Act”); and (vi) the extent of the powers to allot equity securities conferred on the directors under section 570 of the 2006 Act;

2.2	copies of the certificate of incorporation, certificates of incorporation on change of name and articles of association (the “Articles”) of the Company, copies of which are attached to the Secretary’s Certificate;

2.3	a print of the resolutions of the Company’s shareholders dated 6 July 2010, authorising the directors of the Company to allot shares and to grant rights to subscribe for or otherwise acquire shares and empowering the directors to allot equity securities, a copy of which is attached to the Secretary’s Certificate;

2.4	information on the file held at Companies House in respect of the Company disclosed by an online search of such file carried out by us at Companies House at 1.07 p.m. on 16 March 2012 (the “Companies Registry Search”) and information disclosed by an enquiry by telephone at the Central Index of Winding Up Petitions, London on 16 March 2012 at 1.11 p.m. with respect to the Company (the “Central Index Search”);

2.5	extracts of the minutes of meetings of the board of directors of the Company dated 13 December 2011 and 23 January 2012, copies of which are attached to the Secretary’s Certificate; and

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2.6	copies of the executed Award Agreements, copies of which are attached to the Secretary’s Certificate.

3.	ASSUMPTIONS

For the purposes of this opinion we have assumed without investigation:

3.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

3.2	the capacity, power and authority of each of the parties to enter into any documents reviewed by us;

3.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

3.4	that all agreements and documents examined by us are on the date of this opinion legal, valid and binding under the laws by which they are (or are expressed to be) governed;

3.5	that the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this opinion and that there is no matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate incorrect or misleading;

3.6	that the Board Resolutions were duly passed at meetings of the directors which were duly convened and held, that such resolutions have not been and will not be amended or rescinded and are and will remain in full force and effect, and that the minutes of those meetings have been signed by the chairman of the meeting and filed in the Company’s minute book;

3.7	that the Shareholder Resolutions were duly passed at a meeting of the shareholders which was duly convened and held, that such resolutions have not been and will not be amended or rescinded and are and will remain in full force and effect, and that the minutes of that meeting have been signed by the chairman of each meeting and filed in the Company’s minute book;

3.8	that the directors present at each meeting referred to in paragraph 3.6 above duly declared any personal interest in the business transacted at the meeting and were entitled to count in the

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quorum and to vote in respect of the resolutions passed at the meeting and that in approving and signing and/or executing the Award Agreements, the directors were acting in good faith and without any conflict of interest which was not fully disclosed and properly approved;

3.9	having undertaken the Companies Registry Search and the Central Index Search and having made enquiries of the Secretary (together, the “Searches and Enquiries”) (but having made no other searches or enquiries) and the Searches and Enquiries not revealing any of the same, that on the date of this opinion no resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator, liquidator, provisional liquidator, trustee or similar officer has been appointed in relation to the Company or any of its assets and that none of the foregoing will occur between the date of this opinion and the date of allotment and issue of any Shares;

3.10	that no change has occurred to the information on the file at Companies House in respect of the Company since the time of the Companies Registry Search;

3.11	that the Companies Registry Search revealed all matters required by law to be notified to the Registrar of Companies and that the information revealed is complete and accurate as of the date of the Companies Registry Search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

3.12	that the information revealed by the Central Index Search is complete and accurate as of the date of such search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

3.13	that:

(a)	the Articles, a copy of which is attached to the Secretary’s Certificate, were adopted by special resolution passed by the requisite majority of the members of the Company at a general meeting of the Company, duly convened and held, at which a quorum was present;

(b)	no alteration had been or shall have been made to the Articles as at each date of allotment and issue of, or grant of rights to acquire, any Shares; and

(c)	as at the time of each allotment and issue of any Shares, the Company shall have received in full in cash (as such term is defined in section 583 of the 2006 Act) the

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subscription price payable for such Shares, whether pursuant to the terms of the Award Agreements or otherwise (such subscription price being no less than the nominal value of such Shares, whether in pounds sterling or equivalent in any other currency), and shall have entered the holder or holders thereof on the register of members of the Company showing that such Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment; and

(d)	the persons receiving the Shares shall have received (i) no financial assistance, for the purposes of sections 677 to 679 of the 2006 Act and (ii) no commissions (except to the extent permitted by the 2006 Act);

3.14	that:

(a)	in relation to any allotment and issue of Shares pursuant to the Award Agreements, the Option (as such term is referred to in the Award Agreements) in connection with which such Shares will be allotted and issued, has or will have vested in accordance with the terms of the relevant Award Agreement, the Company has or will have received a valid notice of exercise of such Option from the relevant Optionee (as such term is defined in the Award Agreements) and such Optionee has or will have complied with all other requirements of the relevant Award Agreement in connection with the exercise of such Option;

(b)	any Shares will be allotted and issued in accordance with the terms set out in the Award Agreements and in accordance with the Articles;

(c)	a meeting of the board of directors of the Company (or a duly constituted and empowered committee thereof) was or shall have been duly convened and held and a valid resolution passed at such meeting, or a valid written resolution of the directors or a duly constituted and empowered committee thereof was or shall have been passed, to approve each allotment and issue of Shares;

(d)	as at each date of allotment and issue of Shares, the directors of the Company had or shall have sufficient authority and powers conferred on them to allot and issue such Shares under section 551 of the 2006 Act and under section 570 of the 2006 Act as if section 561 of the 2006 Act did not apply to such allotment and issue, and the directors of the Company shall not allot or issue (or purport to allot or issue) Shares in excess of such powers or in breach of any other limitation on their powers to allot and issue Shares, whether under the 2006 Act, the Articles or otherwise;

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(e)	the directors of the Company have used and will use all their authorities and have exercised and will exercise all their powers in connection with each allotment and issue of Shares and each grant of rights to acquire Shares bona fide in the interests of the Company and in a way most likely to promote the success of the Company for the benefit of its members as a whole;

(f)	the directors of the Company present at each meeting referred to in paragraph 3.14(c) above duly declared or shall duly declare any personal interest in the business transacted at the meeting and were or shall be entitled to count in the quorum and to vote in respect of the resolutions passed or to be passed at the meeting and that in approving the allotment and issue of Shares or grant of rights to acquire any Shares, as the case may be, the directors were and will be acting in good faith and without any conflict of interest which was not fully disclosed and properly approved; and

(g)	no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

3.15	that as at each date of allotment and issue of Shares and grant of rights to acquire Shares, no alteration shall have been made to the form of the Award Agreements attached to the Secretary’s Certificate;

3.16	that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other UK laws or regulations concerning the offer of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of FSMA or any other UK laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

3.17	that no shares or securities of the Company are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of FSMA) or traded on any prescribed market (as defined in the Financial Services and Markets Act 2000 (Prescribed Markets and Qualifying Investments) Order 2001);

3.18	that in issuing and allotting and granting rights to acquire Shares the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA, including (but without limitation) pursuant to Article 5 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001;

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3.19	that the Company’s place of central management is not in the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers;

3.20	that the Award Agreements have the same meaning and effect as if they were governed by English law; and

3.21	that the Company has complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and that the conduct of the Company in performing its obligations under the Award Agreements, including each allotment and issue of Shares and grant of rights to acquire Shares pursuant to the Award Agreements, will be consistent with all such laws and regulations.

4.	OPINION

4.1	Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that upon allotment and issue thereof and payment therefor, when the Shares are allotted and issued pursuant to the Award Agreements, such Shares will be validly issued, fully paid and non-assessable.

4.2	For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares.

5.	RESERVATIONS

Our reservations are as follows:

5.1	no allotment of any Shares has (we understand) yet taken place and no such allotment may ever take place;

5.2	we express no opinion as to matters of United Kingdom taxation or any liability to tax which may arise or be incurred as a result of or in connection with the allotment and issue of the Shares pursuant to the Award Agreements or the transactions contemplated thereby, or as to tax matters generally;

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5.3	we express no opinion on European Community law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law;

5.4	the obligations of the Company are subject to all laws from time to time in effect relating to bankruptcy, insolvency, liquidation, administration, reorganisation or any other laws (or other legal or equitable remedies) or legal procedures affecting the rights of creditors or their enforcement;

5.5	we have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate;

5.6	we express no opinion as to any law other than English law in force, and as interpreted, at the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including, without limitation, the SEC) or any investment exchange outside the United Kingdom (including, without limitation, the NASDAQ Stock Market LLC) for the purpose of this opinion;

5.7	this opinion deals exclusively with the statutory authorities and powers required by the directors of the Company to allot the Shares and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions’ guidelines;

5.8	the Companies Registry Search may not completely and accurately reflect the situation of the Company at the time it was made due to (i) failure of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the action and the necessary filing with the Registrar of Companies, (iv) the possibility of delays by the Registrar of Companies or his staff in the registration of documents and their subsequent copying onto public records and (v) errors and mis-filing that may occur;

5.9

the Central Index Search may not completely and accurately reveal whether or not petitions for winding-up orders or administration orders have been lodged, since (i) whilst in relation to winding-up petitions it should show all such petitions issued in England and Wales, it is

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limited to petitions for administration issued in London only, (ii) there may be delays in entering details of petitions on the index, (iii) County Courts may not notify the Central Index immediately (if at all) of petitions which they have issued, (iv) enquiries of the Central Index, in any event, only show petitions presented since June 1994 and (v) errors and mis-filing may occur;

5.10	the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Shares, such details being recorded by or on behalf of the Company in a separate register of allotments which contains certain of the information required under the 2006 Act, and we assume that the same procedure will be adopted in relation to the Shares;

5.11	we have not reviewed the terms of the Award Agreements and we express no opinion in relation to the legality, enforceability or validity of the Award Agreements. In particular, but without prejudice to the generality of the foregoing, we have assumed that Shares to be allotted under the Award Agreements will be paid up in full (as to their nominal value and any premium) in cash (within the meaning of section 583 of the 2006 Act), and we express no opinion as to whether any consideration other than ‘cash’ (as such term is defined in section 583 of the 2006 Act) which might be paid, or purport to be paid, for the Shares would result in the Shares being validly issued, fully paid and non-assessable;

5.12	any surrender of Ordinary Shares pursuant to Section 6(b)(c) of the Award Agreements would require a reduction of the Company’s share capital in accordance with the provisions of Chapter 10 of Part 17 of the 2006 Act (including, inter alia, an application to the court for an order confirming the reduction) or a repurchase of such Ordinary Shares in accordance with Part 18 of the 2006 Act and any allotment of Shares as fully or partly paid up for a consideration other than cash (as such term is defined in section 583 of the 2006 Act) would require, inter alia, such consideration to have been independently valued pursuant to section 593 of the 2006 Act. We express no opinion in relation to the ability of the Company to complete any such reduction of its share capital or repurchase of shares, or as to whether a purported surrender of Ordinary Shares pursuant to Section 6(b)(c) of the Award Agreements would constitute sufficient consideration for the allotment and issue of Shares for the purposes of the 2006 Act;

5.13	we express no opinion on the compliance of the Award Agreements with the Code (as defined in the Award Agreements) or the rules or regulations of the NASDAQ Stock Market LLC or of any other securities exchange that are applicable to the Company;

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5.14	a member of a company incorporated under the laws of England and Wales may apply to the English courts under Part 30 of the 2006 Act on the grounds that the affairs of the company are being or have been conducted in a manner unfairly prejudicial to members’ interests, and in such circumstances, the court may (inter alia) require the company to refrain from doing or continuing an act complained of by the petitioner and such an order may extend to the allotment or issue of Shares or the grant of rights to acquire Shares; and

5.15	notwithstanding the assumption at paragraph 3.14(d) above that the directors of the Company had or shall have sufficient authority and powers conferred on them to allot and issue the Shares and to grant such rights (as applicable) under section 551 of the 2006 Act, such authority and powers may not be necessary if the Award Agreements are ‘employees’ share schemes’ within the meaning of section 1166 of the 2006 Act.

This opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur or become known to us after the date of this opinion.

This opinion is given on condition that it is governed by and shall be construed in accordance with English law as in force and as interpreted at the date of this opinion and that the English courts shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this opinion.

This opinion is given solely to you and solely in connection with the filing of the Registration Statement by or on behalf of the Company. It may not be used or relied upon for any other purpose. Furthermore, we are acting solely for the Company in giving this opinion and we do not owe any duty to, or accept any liability to, any other person and no other person may rely on this opinion.

We hereby consent to the filing of this opinion in its full form as an exhibit to the Registration Statement. In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations thereunder.

Yours faithfully,

/s/ K&L Gates LLP

K&L Gates LLP